Exhibit 10.30

FINDERS FEE AGREEMENT

July 23, 2007

DrTattoff, LLC,
8500 Wilshire Blvd
Beverly Hills CA 90211
Attn: James Morel

This letter will serve as the agreement (“Agreement”) between Dawson James Securities, a Florida Corporation (“Finder”), with its principal place of business at 925 S. Federal Highway, Suite 600, Boca Raton, FL 33432 and Dr. Tattoff, LLC, a California corporation (the “Company”) with its principal place of business at 8500 Wilshire Blvd.,
Beverly Hills, CA 90211with respect to the subject matter hereto.

On Seller’s behalf, Finder has located various individuals and entities, (the “Prospective Purchasers”) for the purpose of purchasing the Company’s convertible notes. In consideration of Finder’s efforts in locating the Prospective Purchaser, the Company will pay to Finder, simultaneous with the closing of any such purchase, a cash fee equal to ten percent (10%) of the amount of any and all monies (and/or the corresponding value of any non-cash consideration) paid or to be paid by the Prospective Purchaser to the Company for the Shares, as well as issue to the Finder warrants equal to Ten percent (10%) of the value of the transaction between the Company and the Prospective Purchaser (the “Finder’s Fee”). The Warrants shall contain customary terms, including, but not limited to, demand and piggyback registration rights, and cashless exercise provisions. Notwithstanding the foregoing, the Seller will pay no compensation to Finder of any kind with respect to any purchaser source solely by the Seller.

There is no relationship of partnership, agency, employment, franchise or joint venture between the parties - neither party has the authority to bind the other or incur any obligation on its behalf. Seller hereby acknowledges that Finder acts solely as a finder in connection with the contemplated sale of the Shares and not as a placement agent or underwriter. Furthermore, the Company is relying on its own investment advisors and/or legal counsel in connection with any transaction contemplated by this Agreement.

If you are in agreement with the foregoing, please execute and return one copy of this Agreement to Finder.

Sincerely,

Dawson James Securities

By: /s/ Albert Poliak
Name: Albert Poliak
Title: President

Agreed to and accepted this 25th day of July, 2007.

Dr. Tattoff., LLC

By: /s/ James Morel
Name: James Morel
Title: Chief Executive Officer